MASTERWORKS

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Agreement***") is made and entered into this 12th day of October, 2020 (the "Effective Date"), by and between ARCHEUS/POST-MODERN LIMITED, a United Kingdom private limited company with an address at 34 Phillimore Gardens, Kensington, London W8 7QF, United Kingdom ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 497 Broome Street, New York, New York 10013 ("***Agent***"). Seller is selling the Work on behalf of the sole legal and beneficial owner ("***Owner***") of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work. Agent is acting as agent on behalf of Masterworks Cayman SPC, on behalf of its 027 Segregated Portfolio ("***Buyer***"), and has the authority to contract to buy the Work on behalf of Buyer. Seller, on behalf of the Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is ONE MILLION TWO HUNDRED FIFTY THOUSAND DOLLARS ($1,250,000) (the "***Purchase Price***"). The Purchase Price shall be paid as follows: (i) a deposit representing 10% of the Purchase Price shall be paid within one full business day of completion of the Inspection (as defined in Section 9) (the "First Installment") and (ii) the remaining 90% of the Purchase Price (the "Final Installment") shall be paid on or before January 11, 2020. Agent shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by either Mariya Golovina or Nigel Glenday on behalf of Buyer and Brian Balfour-Oatts] on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (as defined in Section 6 below) that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Agreement, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 7.1 below) and at the Closing Date, as stated in the condition report attached hereto as Exhibit A (the "***Condition Report***"). Upon delivery at the Delivery Location, Delaware Freeport shall prepare a new condition report for the Work at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of the Closing Date, Buyer shall have the right to terminate the Agreement.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller of any provision of this Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller contained in this Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. STORAGE AND CARE OF THE WORK.

4.1. BETWEEN THE EFFECTIVE DATE AND THE DATE ON WHICH SELLER PACKS AND SHIPS THE WORK FOR DELIVERY TO THE DELIVERY LOCATION, SELLER SHALL STORE THE WORK AT PREMISES LOCATED AT:

Art Logistics Ltd.
5/7 Park Royal Rd,
London W3 6XA, United Kingdom
(the "***Storage Location***")

Seller shall not relocate the Work without Agent's prior written approval.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. Seller will not perform any conservation or restoration on the Work without the specific prior written consent of Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both (i) Buyer's acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the full Purchase Price. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a "loss payee" on such policy in the amount of

its First Installment. Prior to payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee.

6. TITLE. The "*Closing Date*" shall mean the date upon which Agent has paid the full Purchase Price to Seller. On the Closing Date, subject only to Agent's payment of the full Purchase Price in accordance with this Agreement, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale. Seller shall be responsible for remitting any and all applicable sales proceeds due to Owner in connection with the sale of the Work hereunder.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at Delaware Freeport, located at 111 Alan Drive, Newark, Delaware 19711 (the "*Delivery Location*").

7.2. Seller shall be responsible for arranging packing and shipping the Work from the Storage Location to the Delivery Location and insuring the Work until the Closing Date. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work to the Delivery Location pursuant to this Agreement, provided that all shipping and packing arrangements and costs shall be approved in advance in writing by Agent.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. During the week of October 19, 2020, or, if such inspection is impracticable, on another date within ten (14) days of the Effective Date as shall be mutually agreed upon, Buyer shall be entitled to inspect the Work (the "*Inspection*") at Storage Location, to confirm the condition of the Work matches the condition reflected in the Condition Report. When the Work is delivered to the Delivery Location, Delaware Freeport shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

10. SECURITY INTEREST. Seller grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. In the event of any default under this Agreement by Seller, Buyer, to the extent of Buyer's security interest in and to the Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code. Upon execution of this Agreement, Seller authorizes Buyer to file a UCC-1 Financing Statement covering the Work.

11. MISCELLANEOUS. This Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Agreement and any invoice issued by Seller, the terms of this Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Agreement. The terms of this Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Agreement without the prior written consent of Agent or Buyer. This Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Agreement shall be resolved in the New York State Supreme Court, New York

County or in the United States District Court for the Southern District of New York. This Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

ARCHEUS/POST-MODERN LIMITED

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY:
ITS:

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

ARCHEUS / POST-MODERN

12th October 2020



<u>Purchaser:</u>

Masterworks Gallery, LLC
with novation to:
Masterworks Cayman, SPC 027 Segregated Portfolio
497 Broome Street
New York
NY 10013
USA

SALES INVOICE 20/21-36

Stock Ref: A20-49

ARTIST	Pierre Soulages (b.1919)
TITLE	Peinture 181 x 91 cm, 7 avril 2007
MEDIUM	Acrylic on canvas
DATE	2007
SIZE	71 1/4 x 31 7/8 in : 181.0 x 91.0 cm
INSCRIPTIONS	Signed and dated on the reverse

Price USD 1,250,000.00

Payment Terms: A deposit payment of $125,000 is due immediately upon satisfactory inspection of the Work, such inspection to take place within 10 days of the date of this invoice. The balance of $1,125,000 will fall due on or before 11th January 2021. Funds must originate from invoiced party. Total Price does not include delivery. The Work is crated. Export sale, not subject to VAT.

Please pay by wire transfer to the following a/c:

SIGNATURE BANK
485 Madison Avenue 11th floor, New York, NY 10022

Account Name:	ARCHEUS/POST-MODERN LIMITED
Account Number:	[redacted]
Routing Number:	026013576
Swift Code:	SIGNUS33

Good title in the goods sold on this invoice will pass to Purchaser upon receipt of the Price in full to the above stated bank account in cleared funds.

EXHIBIT C

BILL OF SALE

Dated: ____________ ___, 2020

Sold by:	ARCHEUS/POST-MODERN LIMITED	("Seller")
Sold to:	Masterworks Cayman SPC On behalf of its 027 Segregated Portfolio 497 Broome Street New York, New York 10013	("Buyer")

Artist:	Pierre Soulges	(the "Work")
Title:	Peinture 181 x 91 cm, 7 avril 2007	
Execution:	Acrylic on Canvas	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	$1,250,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated October 12, 2020, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

ARCHEUS/POST-MODERN LIMITED

____

BY:
ITS: